AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment (the "Amendment") dated as of April 13, 2023 is made by and between Capital Bank, N.A. (the "Bank") and Scot R. Browning ("Executive"). This Amendment amends that certain Employment Agreement between the Bank and the Executive, dated January 1, 2022 (the "Employment Agreement").

WHEREAS, the parties to the Employment Agreement desire to amend the Employment Agreement as provided in this Amendment to reflect a change in Executive's position with the Bank effective April 17, 2023.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement shall be amended as follows:

1. All references to "President and Chief Lending Officer" in the Employment Agreement, including but not limited to in Section 6(a)(ii)(A), are hereby replaced with "President of Specialty Lending & CRE."

2. Section "1. POSITION AND RESPONSIBILITIES" of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

> During the period of his employment hereunder, the Executive agrees to serve as the Bank's President of Specialty & CRE Lending and shall report to the Bank's President & Chief Operating Officer. The Executive shall also be a member of the Board of Directors of the Bank ("Board"). As President of Specialty & CRE Lending, the Executive shall be responsible for production of deposits, commercial real estate loans, construction and development loans, and loans for specialty divisions. All employees and officers of the Commercial Real Estate and Specialty Lending departments shall be accountable to the Executive. In addition, the Executive will perform other duties delegated to him from time to time by the President & Chief Operating Officer, the CEO or the Board.

2. All other terms and conditions of the Agreement, except as modified herein, shall remain in full force and effect and shall be binding on the parties hereto, their heirs, successors and assigns.

3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by facsimile, email, or other form of electronic transmission of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed and its seal to be affixed hereunto by its officer thereunto duly authorized, and the Executive has signed and sealed this Amendment, effective as of the date described above.

ATTEST:
By: Megan Cant

Name: Megan Cant

CAPITAL BANK, N.A.

By: Eric M Suss

Name: Eric M. Suss

Title: EVP, Chief HR Officer

EXECUTIVE

Scot R Browning

Scot R. Browning